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                                                             EXHIBIT 99.27(d)(4)


NORTHSTAR LIFE                                             SPOUSE COVERAGE RIDER


Northstar Life Insurance Company - University Corporate Centre at Amherst - Suite 424 - 100 Corporate Parkway - Amherst, New York 14226




READ YOUR POLICY CAREFULLY

This rider amends Group Policy No. 96-19974, and is issued in consideration of the timely payment of the required premium. Every provision of the group policy which affects your insurance is summarized in this agreement.

WHAT IS THE PURPOSE OF THIS AGREEMENT?

This agreement makes available variable group universal life insurance on the life of the insured employee's eligible spouse.

FREE LOOK

It is important to us that you are satisfied with this rider after it is issued. If you are not satisfied with this rider you may return it to us or our agent within 10 days after you receive it. Any premiums paid during the 10-day free look period will be allocated to the money market sub-account. You may also cancel this rider by delivering or mailing a written notice to Northstar Life Insurance Company (Northstar Life), University Corporate Centre at Amherst, Suite 424, 100 Corporate Parkway, Amherst, New York 14226 and returning the rider before midnight of the 10th day after you receive this rider. Notice given by mail and return of the rider by mail are effective on being postmarked, properly addressed and postage prepaid. If you return the rider, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid.


/s/ Dennis E. Prohofsky                          Robert L. Senkler
Secretary                                                President


FOR OPTION A, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS RIDER WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE. FOR OPTION B, THE INITIAL DEATH BENEFIT FOR PERSONS INSURED UNDER THIS RIDER WILL EQUAL THE FACE AMOUNT SHOWN ON EACH CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.



THE ACCOUNT VALUES OF THE CERTIFICATES ISSUED UNDER THIS RIDER WILL VARY FROM DAY TO DAY. THEY MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.


TABLE OF CONTENTS

Definitions....................................................2
General Information............................................3
Death Benefit..................................................4
Payment of Proceeds............................................4
Premiums.......................................................5
Group Policy Charges...........................................5
Separate Account...............................................6
Exchange Privilege.............................................8
Paid-Up Insurance Option.......................................8
Account Values.................................................9
Surrenders and Withdrawals.....................................9
Reports.......................................................10
Loans.........................................................10
Termination...................................................11
Conversion Right..............................................12
Additional Information........................................13


VARIABLE GROUP UNIVERSAL LIFE INSURANCE  -  NONPARTICIPATING

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DEFINITIONS

ACCOUNT VALUE

The sum of the values under the separate account, the guaranteed account and the loan principal of a certificate. They are identified as the separate account value, the guaranteed account value, and the loan principal, respectively.

AGE

Age at last birthday.

CERTIFICATE ANNIVERSARY

The same day in each succeeding year as the certificate date.

CERTIFICATE DATE

The first day of the calendar month on or following a certificate's effective date of coverage. This is the date from which we determine certificate monthly anniversaries, certificate months and certificate years.

CERTIFICATE MONTH

A calendar month in which insurance is provided under a certificate of this rider.

CERTIFICATE YEAR

A period of twelve consecutive months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under a certificate of this rider.

ELIGIBLE INSURED

A spouse is an eligible insured if her or she:

        (1)  [is under age 70; and
        (2) is currently legally married to an individual defined as an insured employee under the terms of the group policy to which this rider is attached.]

FACE AMOUNT

The face amount of insurance on the life of the insured as shown on the specifications page of the owner's certificate.

FUND

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

GENERAL ACCOUNT

All assets of Northstar Life other than those in the separate account or in other separate accounts established by us.


GUARANTEED ACCOUNT

Assets other than the loan principal that are held in our general account and attributable to a certificate issued under this rider, and others of its class.

GUARANTEED ACCOUNT VALUE

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

INSURED

An eligible insured who becomes insured under a certificate issued under this rider.

ISSUE DATE

The date coverage under this rider may become effective. The issue date is shown on the group policy specifications page attached to the group policy.

LAPSE

Termination of insurance coverage under a certificate due to non-payment of a premium during its grace period in an amount that, after the deduction of premium expense charges, is sufficient to cover the monthly deduction due at the time the notice was sent.

LOAN PRINCIPAL

The portion of the general account which is attributable to loans under certificates issued under this rider and others of its class.

MONTHLY ANNIVERSARY

The same day of each succeeding month as the certificate date.

NET CASH VALUE

The account value under a certificate issued under this rider, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits. It is the amount an owner may obtain through surrender of that certificate. The cash surrender value of a certificate issued under this rider will be determined as often as any certificate values vary, but at least monthly.

NET PREMIUM

The premium less premium expense charges deducted from the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on behalf of an owner.

OWNER

An owner of a certificate issued under this rider.


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PLANNED PREMIUM

A planned premium is a premium set and paid on a periodic basis. The amount of the planned premium is shown on the specifications page attached to the insured spouse's certificate. The amount and frequency of the planned premium can be changed; however, the actual amount and frequency of premium payments will affect the account values and term of insurance.

POLICYHOLDER

The owner of the group policy as specified and identified on the specifications page attached to the group policy.

SEPARATE ACCOUNT

The separate investment account created by us to receive and invest net premiums received for a certificate issued under this rider. The particular separate account for this rider is the Northstar Life Variable Universal Life Account. We established this separate account for this class of policies under New York Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

SEPARATE ACCOUNT VALUE

The sum of all sub-account values.

SUB-ACCOUNT

One or more sub-accounts constituting the separate account.

SUB-ACCOUNT VALUE

The current number of sub-account units credited to a certificate issued under this rider multiplied by the current sub-account unit value.

UNIT

A measure of the owner's interest in a sub-account of the separate account.

VALUATION DATE

Any date on which a fund is valued.

VALUATION PERIOD

The period between successive valuation dates measured from the time of one determination to the next.

WE, OUR, US

Northstar Life Insurance Company.

YOU, YOUR

An employer who makes insurance under this rider available to its eligible employees and is named as the policyholder on the specifications page attached to the group policy.


GENERAL INFORMATION

WHEN DOES INSURANCE BECOME EFFECTIVE?

Insurance becomes effective on the date that all of the following conditions have been met:

        (1)  a prospective insured meets all eligibility requirements; and
        (2) if required, the owner applies for the insurance on forms which are approved by us; and
        (3) we are satisfied with the prospective insured's evidence of insurability, if we require evidence; and
        (4)  we receive the required premium.

This effective date is shown on the specifications page attached to the owner's certificate.

MAY THIS RIDER BE AMENDED?

The consent of the owners and insureds is not required to amend this rider or any certificate issued hereunder if the amendment concerns only administrative changes to this rider. However, signed acceptance by owners or insureds is required for any amendment made after the effective date of this rider which reduces or eliminates coverage for such owners or insureds and for which the owner or insured is making all required premium contributions. Any amendment will be without prejudice to any claim in connection with a loss sustained prior to the effective date of the amendment.

WHEN WILL WE REQUIRE EVIDENCE OF INSURABILITY?

Evidence of insurability will be required if:

        (1) the amount of insurance requested is greater than the Maximum Guaranteed Issue amount shown on the specifications page attached to the group policy; or
        (2) the insurance is contributory and the spouse does not enroll within [31 days] from the date he or she is first eligible; or
        (3) the insurance for which the spouse previously enrolled did not go into effect or was terminated because of failure to make a required premium contribution; or
        (4) during a previous period of eligibility, the spouse failed to submit evidence of insurability or that which was submitted was not satisfactory to us; or
        (5) [the insured spouse is covered by an individual policy issued under the terms of the conversion privilege section, unless he or she cancels the individual policy without claim.]


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DEATH BENEFIT

WHAT IS THE AMOUNT OF THE DEATH BENEFIT?

[The amount of the death benefit depends on whether Option A or Option B is selected by you as the death benefit option under the group policy. Option A is a level death benefit. Option B is an increasing death benefit. The death benefit option selected by you will be the death benefit option for all certificates issued under this rider. The death benefit option is shown on the insured's certificate specifications page and will not change.]

OPTION A -- LEVEL DEATH BENEFIT

The amount of the death benefit for Option A is:

        (1) the greater of the face amount of insurance on the date of death or the minimum death benefit on the date of death; plus
        (2)  any premium received after the date of death; minus
        (3) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

OPTION B -- INCREASING DEATH BENEFIT

The amount of the death benefit for Option B is:

        (1) the greater of the face amount of insurance on the date of death plus the account value as of the date of death, or the minimum death benefit on the date of death; plus
        (2)  any premium received after the date of death; plus
        (3)  any accrued loan interest credits; minus
        (4) any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

We intend for each certificate under this rider to qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. We reserve the right to increase the face amount of insurance, limit the amount of premium we will accept or refund cash value in order to maintain such qualification.

WHAT IS THE MINIMUM DEATH BENEFIT?

The minimum death benefit is an amount determined by us that is required to preserve the qualification of the certificate as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. The minimum death benefit is a percentage of the account value. The percentage depends on the test used in determining the qualification of life insurance. If the Cash Value Accumulation test is used, the percentage is identified in Table B (tobacco use as appropriate). If the Guideline Premium/Cash Value Corridor test is used, the percentage is identified in Table D. We reserve the right to change Table B.

CAN THE OWNER CHANGE THE DEATH BENEFIT OPTION?

[No.]


WHAT IS THE FACE AMOUNT OF INSURANCE ON THE LIFE OF AN INSURED SPOUSE?

The face amount of insurance on the life of the insured spouse is as shown on the specifications page of the owner's certificate. The amount of insurance for the insured spouse shall not exceed the insured employee's amount of insurance.

MAY THE FACE AMOUNT OF INSURANCE CHANGE?

[Yes. The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications pages attached to the group policy and to the certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured spouse.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance may not be reduced to less than the Minimum Face Amount shown on the specifications page attached to the group policy. If following a decrease in face amount, the certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner's election), to the extent necessary to meet these requirements.]

WHEN WILL CHANGES IN THE FACE AMOUNT OF INSURANCE BECOME EFFECTIVE?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between you and us.

[Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt of the written request by us.] However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the certificate monthly anniversary on or next following the date requested.

WHEN WILL THE DEATH BENEFIT BE PAID?

We will pay the death benefit upon due proof of death, (typically a certified copy of the insured's death certificate), that the insured spouse died while insured under this rider.

We will pay interest on the death benefit from the date of the insured spouse's death until the date of payment.

Interest shall be computed daily at an annual rate determined by us, but never less than [3%] per year compounded annually, and shall be added to and be a part of the total sum paid.

PAYMENT OF PROCEEDS

TO WHOM WILL WE PAY THE DEATH BENEFIT?

We will pay the death proceeds to the beneficiary or beneficiaries who are named in the owner's application unless the owner subsequently changes the beneficiary. In that event, we will pay the death proceeds to the


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beneficiary named in the owner's last change of beneficiary request as provided for in this rider.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE BEFORE THE INSURED?

If a beneficiary dies before the insured spouse, that beneficiary's interest in this group policy ends with that beneficiary's death. Only those beneficiaries who survive the insured spouse will be eligible to share in the proceeds. If no beneficiary survives the insured spouse, we will pay the proceeds according to the following order of priority:

        (1)  [the insured spouse's lawful spouse, if living; otherwise
        (2) the insured spouse's natural or legally adopted child (children) in equal shares, if living; otherwise
        (3)  the insured spouse's parents in equal shares, if living; otherwise
        (4)  the personal representative of the insured spouse's estate.]

MAY THE OWNER CHANGE THE BENEFICIARY?

Yes. If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner's written request will be effective on the date it is signed by the owner, subject to its receipt in our home office.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner's request was so recorded.

CAN PROCEEDS BE PAID IN OTHER THAN A SINGLE SUM?

The beneficiary can elect any of the settlement options offered by us at the time of the insured spouse's death.

Upon the insured spouse's death, if a settlement option other than lump sum payment has been requested, a guaranteed settlement illustration will be sent to the insured's beneficiary. This guaranteed settlement illustration will be based on the settlement option selected and the proceeds payable at the time of the insured spouse's death. The annuity table utilized for the settlement options tables is the 1983 IAM -- Table A.

Examples of the four available settlement options are shown as part of this rider. The settlement option examples attached to this rider are intended as generic examples of the available options and are not intended to be specific to the insured spouse's coverage.

PREMIUMS

WHEN AND HOW OFTEN ARE PREMIUMS DUE?

A premium must be paid to put a certificate in force. This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first month's deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deduction necessary to keep the certificate in force. Additional premium contributions are nonforfeitable after crediting.

IS THERE A GRACE PERIOD FOR THE PAYMENT OF PREMIUMS?

Certificates issued under this rider have a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This will notify the owner that the certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under the certificate is insufficient to cover the monthly deduction for that insured. The certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured's coverage with insufficient net cash value will lapse at the end of that 61-day period. The grace period does not apply to the first premium payment.

WHAT IS THE AMOUNT OF THE DEATH BENEFIT DURING THE GRACE PERIOD?

The death benefit amount under the death benefit option in effect for a certificate at the time of the insured's death will be paid if death occurs during the grace period.

GROUP POLICY CHARGES

WHAT TYPE OF CHARGES ARE THERE UNDER THIS RIDER?

Charges under this rider are those which we deduct from premium payments (premium expense charges) and those which we deduct from the account value of each certificate (account value charges).

WHAT CHARGES ARE DEDUCTED FROM PREMIUM PAYMENTS?

From premiums paid, we will deduct the following premium expense charges: (1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge. The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of the certificate's net cash value.

        (1) The sales charge is for distribution expenses. This sales charge shall not exceed [five] percent of each premium paid.
        (2) The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur with respect to this group policy, including guaranty fund assessments. This charge is currently [two] percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses. This premium tax charge shall not exceed [four] percent of each premium paid.
        (3) The federal tax charge is to compensate us for the corporate federal income taxes that result from a



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             sale of this group policy. The federal tax charge is [1.25] percent of each premium paid if the group policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

WHAT CHARGES ARE DEDUCTED FROM THE ACCOUNT VALUE OF EACH CERTIFICATE?

From the net cash value of each certificate issued under this rider, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, the certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by rider. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

        (1) The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this group policy. The maximum administration charge is [$4] per month.
        (2) The cost of insurance charge is for providing the death benefit under each certificate under this group policy. The charge is calculated by multiplying the net amount at risk (the net amount at risk for each certificate is the difference between the death benefit and the account value) under each certificate by a cost of insurance rate which varies with the insured's age and rate class. The rate is guaranteed not to exceed rates determined on the basis of the 1980 Commissioners Standard Ordinary, 75% male, age at last birthday mortality table (tobacco, non-tobacco or uni-tobacco as appropriate). The group policy charges described as Table A attached herein are maximum cost of insurance rates.
        (3) The charge for any additional benefits, if any, is for providing the coverages offered by rider(s).

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction. Currently, a transaction charge applies to each withdrawal. The amount of the charge is the [lesser of $25 or two percent] of the amount withdrawn. We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account. The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

HOW DO WE DETERMINE THE COST OF INSURANCE?

The cost of insurance on the life of a spouse for a certificate month is equal to a rate multiplied by the net amount at risk for the certificate. The rate is based on the spouse's age and rate class. The rate is subject to change, but will never exceed the maximums shown in Table A. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco, non-tobacco or uni-tobacco as appropriate. The calculation of the net amount at risk depends on the death benefit option in effect for a certificate as follows:

OPTION A -- LEVEL DEATH BENEFIT

The net amount at risk is equal to:

        (1) the greater of the face amount of insurance or the minimum death benefit; minus
        (2) the account value immediately prior to the deduction of the cost of insurance.

OPTION B -- INCREASING DEATH BENEFIT

The net amount at risk is equal to the greater of:

        (1)  the face amount of insurance; or
        (2) the minimum death benefit minus the account value immediately prior to the deduction of the cost of insurance.

MAY CHARGES BE ASSESSED AGAINST THE SEPARATE ACCOUNT ASSETS?

Yes. We reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

CAN CHARGES UNDER THIS RIDER CHANGE?

Yes. Changes in the sales charge, premium tax charge, federal tax charge, monthly administration charge, withdrawal charge, transfer charge and cost of insurance rate will be made by class and will be based on changes in future expectations of investment earnings, mortality, persistency and expenses. These charges will be reviewed annually to determine if any adjustments should be made and whenever the policy cost factors for new issues are changed.

SEPARATE ACCOUNT

HOW WAS THE SEPARATE ACCOUNT ESTABLISHED?

We established the separate account in accordance with certain provisions of New York insurance law.

WHAT IS THE PURPOSE OF THE SEPARATE ACCOUNT?

The purpose of the separate account is to hold assets attributable to the variable portion of this rider and others of its class.


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WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?

The separate account is divided into sub-accounts. Those available to this rider are listed on the specifications page attached to this group policy. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-account which we may add in the future, as elected by the owner of each certificate issued under this rider. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the policies of this class, we may substitute another fund. Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the State of New York. If required, that approval process will be on file with the regulatory authorities of the State of New York.

WHAT CHANGES MAY WE MAKE TO THE SEPARATE ACCOUNT?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which this rider belongs, to another separate account. If such a transfer is made, the term "separate account" as used in this rider, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

When permitted by law, we reserve the right to:

        (1) restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and
        (2) combine the separate account with one or more other separate accounts; and
        (3) de-register the separate account under the Investment Company Act of 1940.

HOW ARE NET PREMIUMS ALLOCATED?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account. Except as provided for under the Free Look provision, the initial allocation elected is indicated in the application for a certificate of insurance issued hereunder. Allocations may be changed for future premiums. The owner may do this by giving us a written request or through any other method made available by us under this rider. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to the guaranteed account or to any sub-account of the separate account must be at least [ten] percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed account. If we do so, no more than [fifty] percent of the net premium may be allocated to the guaranteed account. In the event of a material change in the investment policy of the separate account, all net premiums may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for the free look period of 10 days after the insured spouse receives his or her certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of the certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

WHAT IS A TRANSFER?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

MAY THE OWNER MAKE TRANSFERS OF AMOUNTS UNDER THE CERTIFICATE?

Yes. Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under this rider. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner's request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner's guaranteed account value at the time of transfer.

ARE THERE LIMITATIONS ON TRANSFERS?

Yes. Only one transfer may be made each certificate month for each certificate issued hereunder. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least [$250]. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year.

We may modify the transfer privilege in the future by changing the minimum amount transferable (not to be less than $100 nor more than $500), by imposing a transfer charge (not to exceed $10), by prohibiting transfers out of the guaranteed account, or in such other manner as we may determine at our discretion.



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HOW ARE UNITS DETERMINED?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

HOW ARE UNITS INCREASED OR DECREASED?

The number of units credited to a sub-account under an owner's certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on certificate termination.

HOW IS A UNIT VALUED?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges under this rider which are assessed against separate account assets. The gross investment rate is equal to:

        (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
        (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by
        (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

EXCHANGE PRIVILEGE

CAN THE OWNER TRANSFER ALL SUB-ACCOUNT VALUES UNDER THIS RIDER TO THE GUARANTEED ACCOUNT WITHIN THE FIRST 18 MONTHS?

Yes. Within the first 18 policy months of the effective date of coverage under this rider, an owner may transfer all sub-account values under his or her certificate to the guaranteed account, without transfer or other restrictions, provided this rider is in force and the required premiums are fully paid.

CAN THE OWNER EXCHANGE ALL SUB-ACCOUNT VALUES UNDER THIS RIDER TO THE GUARANTEED ACCOUNT IF THERE IS A MATERIAL CHANGE TO THE INVESTMENT POLICY OF THE SEPARATE ACCOUNT?

Yes. If there is a material change to the investment policy of the separate account, an owner may transfer all sub-account values under his or her certificate to the guaranteed account without transfer or other restrictions provided this rider is in force and the required premiums are fully paid.

PAID-UP INSURANCE OPTION

Once per certificate year, an owner can apply his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this rider. If the owner applies his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this rider, we will terminate the owner's insurance provided under his or her original certificate and issue a new certificate specifications page showing the guaranteed fixed paid-up insurance. Insurance on any dependents insured by rider will terminate and such insurance can be converted to a policy of individual life insurance according to the conversion provisions of the rider.

The death benefit provided by the guaranteed fixed paid-up coverage will be determined as follows:

        (1) We will calculate the net cash value of the certificate on the date of the change. This will be the initial cash value of the guaranteed fixed paid-up coverage.
        (2) The amount of the paid-up death benefit will be determined by multiplying the net cash value by a paid-up insurance factor. The minimum paid-up insurance factors are shown in Table C.
        (3) The minimum cash value of the paid-up death benefit is determined by dividing the paid-up death benefit by the factor in Table C for the insured's attained age.

The net amount at risk provided by the guaranteed fixed paid-up coverage may not exceed the net amount at risk immediately prior to the exercise of this paid-up option. We reserve the right to return any excess net cash value and/or reduce the death benefit in order to achieve this.



96-19979                                                       Northstar Life  8

Paid-up insurance terminates at age 95.

In no event will we be liable under the original and the guaranteed fixed paid-up coverages.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

ACCOUNT VALUES

WILL THE OWNER HAVE ACCESS TO THE NET CASH VALUE?

Yes. The owner has access to the certificate's net cash value. The net cash value is the account value of the certificate issued under this rider, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits. The net cash value is the amount the owner may apply to purchase guaranteed fixed paid-up insurance under this rider.

HOW IS THE ACCOUNT VALUE DETERMINED?

The account value is determined separately for each certificate. It is the sum of the values under the separate account, the guaranteed account and the loan principal of a certificate.

The separate account value is the sum of units of each sub-account, credited to the certificate, multiplied by the unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner's certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner's certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

IS THE SEPARATE ACCOUNT VALUE GUARANTEED?

No. The separate account value of each certificate is not guaranteed. The assets of the separate account will be valued as often as any certificate values vary, but at least monthly.

IS THE GUARANTEED ACCOUNT VALUE GUARANTEED?

Yes. The guaranteed account value of each certificate is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

IS INTEREST CREDITED ON THE GUARANTEED ACCOUNT VALUE?

Yes. Interest is credited on the guaranteed account value of each certificate under this rider. Interest is credited daily at a rate of not less than [three] percent per year, compounded annually. We guarantee this minimum rate for the life of this rider.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GUARANTEED ACCOUNT?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

SURRENDERS AND WITHDRAWALS

MAY A CERTIFICATE BE SURRENDERED?

Yes. The owner of a certificate may request the surrender of a certificate at any time while the insured under that certificate is living.

WHAT IS THE SURRENDER VALUE OF THE CERTIFICATE?

The surrender value of a certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

The cash surrender values and nonforfeiture benefits available under this rider are not less than the minimum values and benefits required by any statute of the state in which this rider is delivered. Any certificate delivered or deemed to be delivered in New York must comply with New York requirements.

The cash surrender value of a certificate will be furnished to the owner within twenty business days from the date of written request.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

IS A WITHDRAWAL PERMITTED?

Yes. The owner may make a withdrawal of the net cash value of a certificate. The amount of a withdrawal must be [$500] or more and it cannot exceed 100% of the net cash value of the certificate. A withdrawal will cause a decrease in the face amount equal to the amount withdrawn under those certificates issued with a level death benefit, Option A. A withdrawal has no effect on the face amount of an Option B death benefit. However, since the account value is reduced by the amount of the withdrawal, the death benefit under Option B will be reduced by this same amount at the time of the withdrawal. We reserve the right to change the minimum amount for withdrawals or limit the number of times the owner may make a withdrawal.

MAY THE OWNER DIRECT US AS TO HOW WITHDRAWALS WILL BE TAKEN FROM THE NET CASH VALUE?

Yes. The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not direct us as to how withdrawals will be taken, they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the


96-19979                                                       Northstar Life  9
proportion that the sub-account value of each such sub-account bears to the separate account value. We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

REPORTS

WILL THE OWNER RECEIVE AN ANNUAL STATEMENT OF ACCOUNT?

Yes. Each owner will receive an annual statement of account that shows the following:

        (1)  The total of all premiums paid and their allocation; and
        (2)  The policy charges; and
        (3)  The amount of any withdrawals; and
        (4)  The net cash value; and
        (5)  The amount of any loans outstanding against the account value; and
        (6)  The current death benefit; and
        (7)  The beginning and ending account values; and
        (8)  The investment gain or loss; and
        (9) Any other information required by the State of New York Superintendent of Insurance.

LOANS

CAN THE OWNER BORROW AGAINST THE NET CASH VALUE?

Yes. The owner may borrow an amount of at least [$100] and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. Requests may be made in writing, by telephone, or through any other method made available by us under this rider. The certificate will be the only security required for a loan. We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone payment of a loan for up to six months.

If we have not mailed or delivered the loan amount requested by the owner, up to a maximum of the loan value of his or her certificate, within 10 days of receipt of the loan request in our home office, we will pay interest on the loan amount. Interest will be at an annual rate determined by us, but never less than [3%]. Interest is calculated starting on the date the loan request is received in our home office and will be due starting on the tenth day following receipt of the loan request in our home office unless the amount of interest is less than $25.00, in which case, no interest is payable.

WHAT IS THE MAXIMUM LOAN AMOUNT AVAILABLE FOR A LOAN ON ANY CERTIFICATE?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges. The maximum loan amount will be determined as of the date we receive the request for a loan at our home office.

WHAT IS THE EFFECT OF A LOAN?

When a loan is taken on a certificate, we will reduce the net cash value of the certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credits, and will be held in our general account.

HOW DOES A LOAN REDUCE NET CASH VALUE ON A CERTIFICATE?

Unless the owner directs us otherwise, the loan will be taken from a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be canceled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of any certificate may decrease from day to day. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits. If a certificate has a loan principal and no net cash value, the certificate will lapse.

WHAT IS THE INTEREST RATE CHARGED ON THE LOAN PRINCIPAL?

The interest rate charged on the loan principal will be [eight] percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value. Loan interest charges are due at the end of the certificate month. If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

WHAT IS THE INTEREST RATE CREDITED TO A CERTIFICATE AS A RESULT OF A LOAN?

Interest credits which accrue on the loan principal shall be at a rate which is not less than [six] percent per year.

WHEN ARE LOAN INTEREST CREDITS AND LOAN INTEREST CHARGES ALLOCATED TO A CERTIFICATE?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death. Loan interest charges and loan interest credits are allocated to a certificate's guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.


96-19979                                                      Northstar Life  10

WHEN AND IN WHAT AMOUNT SHOULD LOAN REPAYMENTS BE MADE?

The loan principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured's death so long as the insurance coverage under the certificate is in force. The loan may also be repaid within 60 days after the date of the insured's death, if we have not paid any of the death benefits under that certificate. Any loan repayment must be at least [$100] unless the balance due is less than [$100].

HOW DO LOAN REPAYMENTS AFFECT THE LOAN PRINCIPAL AND THE GUARANTEED ACCOUNT
VALUE?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to reduce the amount of accrued loan interest charges. Any remaining portion of the repayment will then be used to reduce the loan principal.

WHAT HAPPENS IF A LOAN ON A CERTIFICATE IS NOT REPAID?

If a certificate has a loan principal, the certificate will remain in force so long as it has sufficient net cash value. If it does not have sufficient net cash value, it will lapse.

In this event, to keep a certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate a certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

Any loan outstanding at the time of the insured's death will reduce the death benefit and cash value.

TERMINATION

CAN GROUP INSURANCE COVERAGE BE CONTINUED ONCE THE INSURED'S ELIGIBILITY ENDS?

Yes. If the insured spouse's eligibility under this rider ends, the current group coverage may continue [unless this rider has terminated or been amended to terminate the insured spouse's insurance and there is a successor plan for the terminated insurance. Successor plan shall mean another insurer's insurance policy(ies) with a cash accumulation feature or an annuity contract(s) that replaces the insurance provided under this rider.]

Insurance for an owner who meets these requirements will be automatically continued. We will bill the owner and all future premium payments will be paid directly to us.

The face amount of insurance will not change unless the insured spouse requests a change. We reserve the right to alter the administration charge not to exceed [$4.00] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.


WHEN DOES A CERTIFICATE OF INSURANCE UNDER THIS RIDER TERMINATE?

The insurance on the life of an insured will terminate on the earliest of:

        (1) 61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or
        (2) the date this rider terminates, unless continuation is in effect or available; or
        (3) the date an owner surrenders the certificate or requests that we terminate the insurance; or
        (4)  the 95th birthday of the insured; or
        (5) this rider is amended to terminate insurance for the insured unless continuation is in effect or available.

WHEN DOES AN INSURED'S CERTIFICATE UNDER THIS RIDER MATURE?

An insured's certificate under this rider matures in an amount equal to the certificate's net cash value upon the insured's 95th birthday.

WILL THE OWNER OF A CERTIFICATE RECEIVE NOTICE PRIOR TO THE TERMINATION OF INSURANCE?

If the owner's insurance will be terminated because the net cash value is less than that required to pay the monthly deduction, we will give the owner at least 61 days prior written notice of lapse before terminating the insurance.

CAN INSURANCE ON THE LIFE ON AN INSURED BE REINSTATED AFTER TERMINATION?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated. Reinstatement must occur while the insured is living, this rider remains in force and at any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on that certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured's insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

WHEN DOES THIS RIDER TERMINATE?

You may terminate this rider by giving us 31 days prior written notice. We reserve the right to terminate this rider on the earliest of the following to occur:

        (1) [the aggregate face amount for all certificates under this rider decreases by 10% in any 12 month period or below $1,000,000; or


96-19979                                                      Northstar Life  11

        (2) the number of certificates under this rider decreases by 10% in any 12 month period or below 25; or
        (3) 61 days after we provide notice of our intent to terminate this rider.]

No individual may become insured under this rider after the effective date of such a notice of termination.

WHAT HAPPENS TO ACCOUNT VALUES AT GROUP POLICY TERMINATION?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by you and us. For account values attributable to the guaranteed account, we reserve the right to delay the distribution for up to six months. This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to termination of this rider.

CONVERSION RIGHT

WHAT IS THE CONVERSION PRIVILEGE?

If an insured spouse's eligibility ends or the group policy terminates, the insured/owner may convert the insurance under this rider to a new individual life insurance policy with Northstar Life. The insured/owner cannot convert to an individual policy and continue his or her group insurance under this rider.

[Also, if any portion of an insured spouse's insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under this rider prior to the first reduction at age sixty, the insured/owner can convert the amount of the reduction to a new individual life insurance policy.]

The insured/owner may convert the insurance under this rider to any type of individual policy of life insurance then customarily issued by us. The individual policy will not include any additional benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

CAN THE INSURED/OWNER CONTINUE THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER CERTIFICATE PRIOR TO CONVERSION?

Yes. If an insured/owner is eligible to convert the insurance under this rider, the owner may elect to continue such insurance provided by this rider under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured/owner may continue such group life insurance for a period of up to one year at which time he or she may convert such insurance to an individual policy of permanent insurance with Northstar Life. Such conversion shall be subject to the rest of this conversion privilege section. [Except for insurance that is eligible for conversion as a result of a reduction due to the age of the insured], insurance may be continued beyond one year according to the terms of the section entitled "Can group insurance coverage be continued once the insured's eligibility ends?" The cost of insurance and administration fee for this continued coverage may be higher.

WHEN MUST ELECTION TO CONTINUE OR CONVERT INSURANCE BE MADE?

The insured/owner will be notified of his or her right to continue or convert the group life insurance provided by his or her certificate. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, the insured/owner will have 31 days from the date the insurance terminates to elect continuation or conversion. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to the insured/owner at the insured's/owner's last known address.

The continuation or conversion privilege is not available if the insured's/owner's] coverage under this rider terminates due to the insured's/owner's failure to make, when due, required premium contributions.

HOW DOES AN INSURED/OWNER CONVERT THE GROUP LIFE INSURANCE PROVIDED BY HIS OR HER CERTIFICATE?

An insured/owner converts the group life insurance provided by his or her certificate by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

HOW IS THE PREMIUM FOR THE INDIVIDUAL POLICY DETERMINED?

We base the premium for the individual policy on the plan of insurance, the insured spouse's age, and the class of risk to which the insured belongs on the date of the conversion.

WHAT HAPPENS IF THE INSURED DIES DURING THE PERIOD ALLOWED FOR CONVERSION?

If the insured spouse dies during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the owner would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to the insured spouse's beneficiary named under this rider. In no event will we be liable under both this rider and the individual policy.


96-19979                                                      Northstar Life  12

ADDITIONAL INFORMATION
MAY AN OWNER ASSIGN ANY INTEREST UNDER THE CERTIFICATE ISSUED UNDER THIS RIDER?

[Yes. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.]

WHAT IF AN INSURED'S AGE IS MISSTATED?

If the age of the insured has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

        (1)  the monthly cost of insurance charges that were paid; and
        (2) the monthly cost of insurance charges that should have been paid based on the insured's correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

WHEN DOES AN INSURED'S INSURANCE BECOME INCONTESTABLE?

After the insurance has been in force during the insured's lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the cost of insurance on the insured's life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

[IS THERE A SUICIDE EXCLUSION?]

[If an insured dies by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for that insured. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if the insured dies by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase. The suicide exclusion period does not begin again upon reinstatement of an insured's insurance if his or her insurance has been reinstated.]

WILL THE INSURED RECEIVE A CERTIFICATE OF PARTICIPATION?

Yes. Within 30 days of the effective date of an owner's insurance, we will furnish the owner with a certificate of insurance.

DOES THE OWNER HAVE ANY ADDITIONAL VOTING RIGHTS?

Yes. If the owner has separate account units under this rider, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this rider.

COULD THE PAYMENT OF PROCEEDS BE POSTPONED?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner's request. In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

COULD ANY PAYMENTS MADE UNDER THIS RIDER BE SUBJECT TO CLAIMS OF CREDITORS?

To the extent permitted by law, neither this rider, certificates issued under this rider, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

WHEN WILL THIS RIDER BE ISSUED?

This rider will be issued upon receipt of a signed policy application signed by a duly authorized officer of the group policyholder and acceptance by a duly authorized officer of Northstar Life at our home office.

ARE GROUP POLICY CHANGES LIMITED?

We reserve the right to limit the number of changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.





96-19979                                                      Northstar Life  13

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                              MAXIMUM MONTHLY RATE
                           ON A TOBACCO DISTINCT BASIS
                         PER $1,000 NET AMOUNT AT RISK*


                      MAXIMUM                                     MAXIMUM                                    MAXIMUM
ATTAINED              MONTHLY               ATTAINED              MONTHLY               ATTAINED             MONTHLY
 AGE**                 RATE                  AGE**                 RATE                  AGE**                RATE
--------              ------                --------              -------               --------             --------
              NON-TOBACCO  TOBACCO                        NON-TOBACCO  TOBACCO                        NON-TOBACCO  TOBACCO
              -----------  -------                        -----------  -------                        -----------  -------

 0               0.203      0.203            35              0.139      0.212            70              2.736      4.035
 1               0.082      0.082            36              0.148      0.228            71              3.027      4.377
 2               0.078      0.078            37              0.158      0.248            72              3.346      4.768
 3               0.077      0.077            38              0.168      0.270            73              3.733      5.205
 4               0.074      0.074            39              0.180      0.295            74              4.160      5.688

 5               0.071      0.071            40              0.194      0.324            75              4.620      6.203
 6               0.068      0.068            41              0.208      0.357            76              5.107      6.730
 7               0.063      0.063            42              0.224      0.390            77              5.618      7.261
 8               0.062      0.062            43              0.242      0.427            78              6.158      7.800
 9               0.060      0.060            44              0.260      0.467            79              6.742      8.369

 10              0.061      0.061            45              0.280      0.508            80              7.391      8.990
 11              0.065      0.065            46              0.302      0.553            81              8.123      9.681
 12              0.073      0.073            47              0.326      0.599            82              8.954     10.456
 13              0.083      0.083            48              0.351      0.650            83              9.881     11.318
 14              0.094      0.094            49              0.379      0.705            84             10.886     12.233

 15              0.103      0.131            50              0.411      0.765            85             11.952     13.178
 16              0.112      0.144            51              0.448      0.833            86             13.065     14.140
 17              0.118      0.154            52              0.489      0.910            87             14.217     15.141
 18              0.122      0.162            53              0.536      0.997            88             15.408     16.191
 19              0.125      0.167            54              0.588      1.091            89             16.651     17.270

 20              0.127      0.170            55              0.646      1.191            90             17.958     18.430
 21              0.126      0.170            56              0.708      1.295            91             19.364     19.673
 22              0.124      0.168            57              0.773      1.403            92             20.928     21.093
 23              0.122      0.166            58              0.844      1.515            93             22.793     22.852
 24              0.120      0.163            59              0.923      1.635            94             25.257     25.257

 25              0.118      0.160            60              1.013      1.769
 26              0.115      0.158            61              1.114      1.922
 27              0.114      0.158            62              1.232      2.098
 28              0.115      0.158            63              1.367      2.296
 29              0.115      0.162            64              1.518      2.513

 30              0.117      0.166            65              1.682      2.742
 31              0.119      0.172            66              1.857      2.978
 32              0.123      0.179            67              2.043      3.219
 33              0.127      0.188            68              2.243      3.468
 34              0.133      0.199            69              2.466      3.737





* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco.
**  This is the insured's attained age as of the last certificate anniversary.


96-19979                                                      Northstar Life  14

                                     TABLE A

                        NORTHSTAR LIFE INSURANCE COMPANY

                              MAXIMUM MONTHLY RATE
                             ON A UNI-TOBACCO BASIS
                         PER $1,000 NET AMOUNT AT RISK*


                      MAXIMUM                                     MAXIMUM                                    MAXIMUM
ATTAINED              MONTHLY               ATTAINED              MONTHLY               ATTAINED             MONTHLY
 AGE**                 RATE                  AGE**                 RATE                  AGE**                RATE
--------              ------                --------              -------               --------             --------
                    UNI-TOBACCO                                  UNI-TOBACCO                                UNI-TOBACCO
                    -----------                                  -----------                                -----------

 0                     0.203                  35                    0.171                70                    3.022
 1                     0.082                  36                    0.183                71                    3.314
 2                     0.078                  37                    0.196                72                    3.653
 3                     0.077                  38                    0.212                73                    4.040
 4                     0.074                  39                    0.230                74                    4.468

 5                     0.071                  40                    0.250                75                    4.928
 6                     0.068                  41                    0.272                76                    5.412
 7                     0.063                  42                    0.294                77                    5.914
 8                     0.062                  43                    0.318                78                    6.440
 9                     0.060                  44                    0.344                79                    7.008

 10                    0.061                  45                    0.373                80                    7.638
 11                    0.065                  46                    0.402                81                    8.350
 12                    0.073                  47                    0.433                82                    9.159
 13                    0.083                  48                    0.466                83                   10.061
 14                    0.094                  49                    0.503                84                   11.038

 15                    0.108                  50                    0.544                85                   12.073
 16                    0.119                  51                    0.591                86                   13.156
 17                    0.128                  52                    0.643                87                   14.278
 18                    0.134                  53                    0.703                88                   15.446
 19                    0.139                  54                    0.768                89                   16.668

 20                    0.142                  55                    0.837                90                   17.963
 21                    0.142                  56                    0.909                91                   19.364
 22                    0.141                  57                    0.984                92                   20.928
 23                    0.139                  58                    1.064                93                   22.793
 24                    0.137                  59                    1.153                94                   25.257

 25                    0.134                  60                    1.250
 26                    0.133                  61                    1.360
 27                    0.133                  62                    1.488
 28                    0.133                  63                    1.634
 29                    0.135                  64                    1.793

 30                    0.138                  65                    1.967
 31                    0.142                  66                    2.149
 32                    0.147                  67                    2.340
 33                    0.154                  68                    2.543
 34                    0.162                  69                    2.768



* These are the guaranteed rates for standard lives. These maximum rates are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco.
**  This is the insured's attained age as of the last certificate anniversary.


96-19979                                                      Northstar Life  15

                                     TABLE B

                        NORTHSTAR LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
            CASH VALUE ACCUMULATION TEST ON A TOBACCO-DISTINCT BASIS



ATTAINED             MINIMUM                 ATTAINED             MINIMUM                 ATTAINED            MINIMUM
  AGE             DEATH BENEFIT                AGE             DEATH BENEFIT                AGE            DEATH BENEFIT
  ---             -------------                ---             -------------                ---            -------------
              NON-TOBACCO   TOBACCO                        NON-TOBACCO   TOBACCO                       NON-TOBACCO   TOBACCO
              -----------   -------                        -----------   -------                       -----------   -------
 10            964%           799%            40           366%            308%           70             153%         144%
 11            932%           773%            41           354%            298%           71             150%         142%
 12            902%           747%            42           343%            289%           72             147%         139%
 13            873%           722%            43           332%            280%           73             143%         137%
 14            846%           698%            44           321%            272%           74             141%         135%

 15            820%           676%            45           311%            264%           75             138%         133%
 16            796%           656%            46           301%            256%           76             136%         131%
 17            772%           637%            47           292%            249%           77             133%         129%
 18            749%           618%            48           282%            242%           78             131%         128%
 19            727%           600%            49           274%            235%           79             129%         126%

 20            706%           583%            50           265%            229%           80             127%         124%
 21            685%           566%            51           257%            223%           81             125%         123%
 22            664%           549%            52           249%            217%           82             123%         121%
 23            644%           533%            53           242%            211%           83             121%         120%
 24            624%           517%            54           234%            205%           84             120%         119%

 25            605%           501%            55           227%            200%           85             118%         117%
 26            585%           485%            56           221%            195%           86             117%         116%
 27            567%           470%            57           215%            190%           87             115%         115%
 28            548%           455%            58           208%            186%           88             114%         114%
 29            530%           440%            59           203%            182%           89             113%         112%

 30            513%           426%            60           197%            177%           90             111%         111%
 31            496%           412%            61           192%            173%           91             110%         110%
 32            480%           399%            62           186%            169%           92             108%         108%
 33            464%           386%            63           182%            166%           93             106%         106%
 34            448%           374%            64           177%            162%           94             103%         103%

 35            433%           362%            65           172%            159%
 36            419%           350%            66           168%            156%
 37            405%           339%            67           164%            153%
 38            392%           328%            68           160%            150%
 39            379%           318%            69           157%            147%



96-19979                                                      Northstar Life  16

                                     TABLE B

                        NORTHSTAR LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
               CASH VALUE ACCUMULATION TEST ON A UNI-TOBACCO BASIS




ATTAINED             MINIMUM                ATTAINED              MINIMUM               ATTAINED              MINIMUM
  AGE             DEATH BENEFIT               AGE              DEATH BENEFIT              AGE              DEATH BENEFIT
--------          -------------             --------           -------------            --------           -------------
                   UNI-TOBACCO                                  UNI-TOBACCO                                 UNI-TOBACCO
                  -------------                                -------------                               -------------
  10                 898%                     40                  344%                   70                151%
  11                 868%                     41                  333%                   71                148%
  12                 840%                     42                  323%                   72                145%
  13                 813%                     43                  313%                   73                142%
  14                 787%                     44                  303%                   74                140%

  15                 762%                     45                  294%                   75                137%
  16                 739%                     46                  285%                   76                135%
  17                 717%                     47                  276%                   77                133%
  18                 696%                     48                  268%                   78                130%
  19                 676%                     49                  260%                   79                128%

  20                 656%                     50                  253%                   80                126%
  21                 637%                     51                  245%                   81                125%
  22                 618%                     52                  238%                   82                123%
  23                 599%                     53                  231%                   83                121%
  24                 581%                     54                  225%                   84                120%

  25                 563%                     55                  219%                   85                118%
  26                 545%                     56                  213%                   86                117%
  27                 528%                     57                  207%                   87                115%
  28                 511%                     58                  202%                   88                114%
  29                 494%                     59                  196%                   89                113%

  30                 478%                     60                  191%                   90                111%
  31                 463%                     61                  186%                   91                110%
  32                 448%                     62                  182%                   92                108%
  33                 433%                     63                  177%                   93                106%
  34                 419%                     64                  173%                   94                103%

  35                 405%                     65                  169%
  36                 392%                     66                  165%
  37                 379%                     67                  161%
  38                 367%                     68                  158%
  39                 355%                     69                  154%



96-19979                                                      Northstar Life  17

                                     TABLE C

                        NORTHSTAR LIFE INSURANCE COMPANY

          GUARANTEED FIXED PAID-UP FACTORS ON A TOBACCO-DISTINCT BASIS


ATTAINED             MINIMUM                 ATTAINED             MINIMUM                 ATTAINED            MINIMUM
  AGE             DEATH BENEFIT                AGE             DEATH BENEFIT                AGE            DEATH BENEFIT
  ---             -------------                ---             -------------                ---            -------------
              NON-TOBACCO   TOBACCO                       NON-TOBACCO    TOBACCO                       NON-TOBACCO   TOBACCO
              -----------   -------                       -----------    -------                       -----------   -------


   0         12.90095       10.87124          35          4.37152        3.62968          70            1.55583      1.46025
   1         12.76865       10.70610          36          4.22663        3.51297          71            1.52317      1.43564
   2         12.41790       10.39115          37          4.08685        3.40070          72            1.49235      1.41236
   3         12.06720       10.07864          38          3.95217        3.29281          73            1.46332      1.39052
   4         11.71999        9.77093          39          3.82242        3.18927          74            1.43634      1.37024

   5         11.37555        9.46750          40          3.69740        3.08996          75            1.41139      1.35156
   6         11.03336        9.16798          41          3.57713        2.99486          76            1.38841      1.33450
   7         10.69412        8.87284          42          3.46130        2.90385          77            1.36728      1.31894
   8         10.35755        8.58184          43          3.34981        2.81663          78            1.34789      1.30475
   9         10.02718        8.29734          44          3.24252        2.73308          79            1.33020      1.29185

  10          9.70328        8.01945          45          3.13922        2.65307          80            1.31426      1.28031
  11          9.38848        7.74987          46          3.03978        2.57636          81            1.30026      1.27032
  12          9.08559        7.49039          47          2.94406        2.50276          82            1.28853      1.26223
  13          8.79673        7.24231          48          2.85195        2.43212          83            1.27958      1.25655
  14          8.52281        7.00613          49          2.76325        2.36432          84            1.27403      1.25398

  15          8.26379        6.78170          50          2.67790        2.29925          85            1.27272      1.25537
  16          8.01608        6.57932          51          2.59581        2.23682          86            1.27681      1.26186
  17          7.77939        6.38662          52          2.51698        2.17704          87            1.28807      1.27520
  18          7.55086        6.20147          53          2.44134        2.11987          88            1.30940      1.29838
  19          7.32907        6.02244          54          2.36881        2.06530          89            1.34576      1.33650

  20          7.11330        5.84830          55          2.29933        2.01325          90            1.40626      1.39868
  21          6.90251        5.67833          56          2.23278        1.96355          91            1.50934      1.50353
  22          6.69544        5.51140          57          2.16900        1.91602          92            1.69807      1.69406
  23          6.49184        5.34709          58          2.10782        1.87047          93            2.10158      2.09941
  24          6.29151        5.18531          59          2.04913        1.82675          94            3.36457      3.36459

  25          6.09497        5.02620          60          1.99286        1.78475          95            0.00000      0.00000
  26          5.90203        4.86969          61          1.93897        1.74450
  27          5.71283        4.71629          62          1.88745        1.70602
  28          5.52800        4.56624          63          1.83832        1.66941
  29          5.34806        4.41987          64          1.79159        1.63471

  30          5.17271        4.27760          65          1.74722        1.60188
  31          5.00232        4.13945          66          1.70507        1.57078
  32          4.83697        4.00553          67          1.66499        1.54122
  33          4.67671        3.87593          68          1.62682        1.51303
  34          4.52152        3.75065          69          1.59045        1.48606



These factors are based on the 1980 CSO 75% male age at last birthday table for tobacco/non-tobacco and an interest rate of 4%.



96-19979                                                      Northstar Life  18

                                     TABLE C

                        NORTHSTAR LIFE INSURANCE COMPANY

             GUARANTEED FIXED PAID-UP FACTORS ON A UNI-TOBACCO BASIS




ATTAINED             MINIMUM                ATTAINED              MINIMUM               ATTAINED              MINIMUM
  AGE             DEATH BENEFIT               AGE              DEATH BENEFIT              AGE              DEATH BENEFIT
--------          -------------             --------           -------------            --------           -------------
                   UNI-TOBACCO                                  UNI-TOBACCO                                 UNI-TOBACCO
                  -------------                                -------------                               -------------
  0               12.10052                  35                 4.08118                  70                   1.53550
  1               11.95281                  36                 3.94856                  71                   1.50508
  2               11.61524                  37                 3.82078                  72                   1.47629
  3               11.27877                  38                 3.69775                  73                   1.44926
  4               10.94638                  39                 3.57947                  74                   1.42408

  5               10.61743                  40                 3.46588                  75                   1.40077
  6               10.29147                  41                 3.35680                  76                   1.37929
  7                9.96912                  42                 3.25207                  77                   1.35953
  8                9.65011                  43                 3.15143                  78                   1.34138
  9                9.33748                  44                 3.05471                  79                   1.32479

 10                9.03142                  45                 2.96173                  80                   1.30981
 11                8.73419                  46                 2.87238                  81                   1.29665
 12                8.44815                  47                 2.78642                  82                   1.28566
 13                8.17508                  48                 2.70369                  83                   1.27734
 14                7.91569                  49                 2.62406                  84                   1.27235

 15                7.66992                  50                 2.54749                  85                   1.27150
 16                7.43758                  51                 2.47387                  86                   1.27596
 17                7.21656                  52                 2.40319                  87                   1.28754
 18                7.00422                  53                 2.33541                  88                   1.30910
 19                6.79917                  54                 2.27049                  89                   1.34563

 20                6.60024                  55                 2.20835                  90                   1.40623
 21                6.40608                  56                 2.14881                  91                   1.50933
 22                6.21560                  57                 2.09171                  92                   1.69808
 23                6.02854                  58                 2.03685                  93                   2.10157
 24                5.84470                  59                 1.98411                  94                   3.36457

 25                5.66392                  60                 1.93344                  95                   0.00000
 26                5.48637                  61                 1.88479
 27                5.31242                  62                 1.83817
 28                5.14257                  63                 1.79365
 29                4.97702                  64                 1.75125

 30                4.81593                  65                 1.71089
 31                4.65954                  66                 1.67248
 32                4.50773                  67                 1.63588
 33                4.36065                  68                 1.60090
 34                4.21855                  69                 1.56745



These factors are based on the 1980 CSO 75% male age at last birthday table for uni-tobacco and an interest rate of 4%.


96-19979                                                      Northstar Life  19

                                     TABLE D

                        NORTHSTAR LIFE INSURANCE COMPANY

         MINIMUM DEATH BENEFIT AS A PERCENTAGE OF ACCOUNT VALUE FOR THE
                   GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST


  ATTAINED         APPLICABLE                 ATTAINED        APPLICABLE                  ATTAINED        APPLICABLE
    AGE            PERCENTAGE                   AGE           PERCENTAGE                    AGE           PERCENTAGE
 ---------         ----------                 --------        ----------                  --------        ----------
      0                250%                      32                250%                      64                122%
      1                250%                      33                250%                      65                120%
      2                250%                      34                250%                      66                119%
      3                250%                      35                250%                      67                118%
      4                250%                      36                250%                      68                117%
      5                250%                      37                250%                      69                116%
      6                250%                      38                250%                      70                115%
      7                250%                      39                250%                      71                113%
      8                250%                      40                250%                      72                111%
      9                250%                      41                243%                      73                109%
     10                250%                      42                236%                      74                107%
     11                250%                      43                229%                      75                105%
     12                250%                      44                222%                      76                105%
     13                250%                      45                215%                      77                105%
     14                250%                      46                209%                      78                105%
     15                250%                      47                203%                      79                105%
     16                250%                      48                197%                      80                105%
     17                250%                      49                191%                      81                105%
     18                250%                      50                185%                      82                105%
     19                250%                      51                178%                      83                105%
     20                250%                      52                171%                      84                105%
     21                250%                      53                164%                      85                105%
     22                250%                      54                157%                      86                105%
     23                250%                      55                150%                      87                105%
     24                250%                      56                146%                      88                105%
     25                250%                      57                142%                      89                105%
     26                250%                      58                138%                      90                105%
     27                250%                      59                134%                      91                104%
     28                250%                      60                130%                      92                103%
     29                250%                      61                128%                      93                102%
     30                250%                      62                126%                      94                101%
     31                250%                      63                124%



96-19979                                                      Northstar Life  20

                INTEREST PAYMENT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us. Withdrawal of proceeds may be made in amounts of at least [$500]. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for [2 years, 5 years or for your lifetime,] with interest payable monthly, quarterly, semi-annually or annually. Or the interest could be added to the principal sum and bear interest at the same rate. Interest would be considered "withdrawable". Withdrawable would mean that any accruing interest would be reportable for tax purposes. You would, also, have the option of withdrawing the funds at any time without any interest penalty.



96-19979                                                      Northstar Life  21

              FIXED PERIOD ANNUITY SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

             Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years. The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:


                   Years Payable                  Monthly Payment per $1,000

                          1                                $85.15
                          2                                 43.42
                          3                                 29.52
                          4                                 22.58
                          5                                 18.42
                         10                                 10.12
                         15                                  7.40
                         20                                  6.06




96-19979                                                      Northstar Life  22

                         LIFE ANNUITY SETTLEMENT OPTIONS
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant's death.

      Annuity: Principal would be used to purchase an annuity. Monthly installments would be payable to you for as long as you live. You may choose varying periods certain. In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary. Monthly payments are dependent upon your date of birth.

      Example:

      If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the following manner:

      The principal amount is multiplied by the factor found on the attached table and divided by 1,000.

      For example, assume an annuitant, age 55 with $20,000 of principal who elects:

          (a)  a life only annuity
                       ($20,000 * 6.19)/l,000 = $123.80 monthly income

          (b)  ten year certain and life annuity
                       ($20,000 * 6.13)/l,000 = $122.60 monthly income

      The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate. The table provided was calculated assuming an interest rate of 6.05%.


                                       5 YEAR CERTAIN       10 YEAR CERTAIN        15 YEAR CERTAIN        20 YEAR CERTAIN
AGE                 LIFE ONLY              AND LIFE              AND LIFE               AND LIFE               AND LIFE
---                 ---------               -------              --------               --------               --------
40                     5.43                  5.43                  5.42                   5.40                  5.38
41                     5.47                  5.46                  5.45                   5.43                  5.41
42                     5.50                  5.50                  5.48                   5.46                  5.44
43                     5.54                  5.53                  5.52                   5.50                  5.47
44                     5.58                  5.57                  5.56                   5.53                  5.50
45                     5.62                  5.61                  5.59                   5.57                  5.53
46                     5.66                  5.65                  5.64                   5.60                  5.56
47                     5.71                  5.70                  5.68                   5.64                  5.60
48                     5.76                  5.75                  5.72                   5.69                  5.64
49                     5.81                  5.80                  5.77                   5.73                  5.68
50                     5.86                  5.85                  5.82                   5.78                  5.72
51                     5.92                  5.91                  5.88                   5.83                  5.76
52                     5.98                  5.97                  5.93                   5.88                  5.80
53                     6.05                  6.03                  5.99                   5.93                  5.85
54                     6.12                  6.10                  6.06                   5.99                  5.90



96-19979                                                      Northstar Life  23


                                       5 YEAR CERTAIN       10 YEAR CERTAIN        15 YEAR CERTAIN        20 YEAR CERTAIN
AGE                 LIFE ONLY              AND LIFE              AND LIFE               AND LIFE               AND LIFE
---                 ---------               -------              --------               --------               --------

55                     6.19                  6.18                   6.13                  6.05                  5.95
56                     6.27                  6.25                   6.20                  6.11                  6.00
57                     6.36                  6.34                   6.27                  6.18                  6.05
58                     6.45                  6.42                   6.35                  6.25                  6.11
59                     6.54                  6.52                   6.44                  6.32                  6.16
60                     6.65                  6.62                   6.53                  6.39                  6.22
61                     6.76                  6.73                   6.63                  6.47                  6.28
62                     6.88                  6.84                   6.73                  6.56                  6.33
63                     7.01                  6.96                   6.84                  6.64                  6.39
64                     7.15                  7.10                   6.95                  6.73                  6.45
65                     7.30                  7.24                   7.07                  6.82                  6.51
66                     7.46                  7.39                   7.20                  6.91                  6.56
67                     7.63                  7.55                   7.33                  7.01                  6.62
68                     7.81                  7.72                   7.47                  7.10                  6.67
69                     8.01                  7.90                   7.62                  7.20                  6.72
70                     8.22                  8.10                   7.77                  7.29                  6.77
71                     8.46                  8.32                   7.93                  7.39                  6.81
72                     8.71                  8.54                   8.09                  7.48                  6.85
73                     8.98                  8.79                   8.26                  7.58                  6.89
74                     9.28                  9.05                   8.44                  7.66                  6.92
75                     9.60                  9.32                   8.62                  7.75                  6.94
76                     9.95                  9.62                   8.80                  7.83                  6.97
77                    10.32                  9.93                   8.98                  7.90                  6.99
78                    10.73                 10.26                   9.16                  7.97                  7.01
79                    11.17                 10.61                   9.34                  8.03                  7.02
80                    11.65                 10.97                   9.51                  8.08                  7.03
81                    12.17                 11.35                   9.67                  8.13                  7.04
82                    12.73                 11.75                   9.83                  8.17                  7.05
83                    13.33                 12.16                   9.98                  8.20                  7.05
84                    13.98                 12.58                  10.11                  8.23                  7.06
85                    14.68                 13.00                  10.24                  8.25                  7.06



96-19979                                                      Northstar Life  24

         PAYMENTS OF A SPECIFIED AMOUNT SETTLEMENT OPTIONS ILLUSTRATION
                          VARIABLE GROUP UNIVERSAL LIFE

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.





96-19979                                                      Northstar Life  25

NORTHSTAR LIFE

University Corporate Centre at Amherst - Suite 424 - 100 Corporate Parkway - Amherst, New York 14226

VARIABLE GROUP UNIVERSAL LIFE INSURANCE POLICY  -  NONPARTICIPATING